UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 3, 2006 (February 28, 2006)

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HealthSouth Corporation

(Exact Name of Registrant as Specified in Charter)

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Delaware	000-14940	63-0860407
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One HealthSouth Parkway Birmingham, Alabama	35243
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (205) 967-7116

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 28, 2006, HealthSouth Corporation (the "Company") announced the pricing of a private placement of 400,000 shares of its 6.50% Series A Convertible Perpetual Preferred Stock (the "Series A Preferred Stock"). A copy of the press release announcing the pricing is included as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

On February 28, 2006, the Company entered into a Securities Purchase Agreement (the "Purchase Agreement") with the purchasers party thereto (the "Purchasers"), pursuant to which the Company agreed to sell and the Purchasers agreed to purchase 400,000 shares of Series A Preferred Stock at a price per share of $1,000, for an aggregate purchase price of $400 million. The closing is subject to certain conditions customary for transactions of this type.

The Company expects to receive approximately $388 million in net proceeds from this offering (after deducting the placement agents’ fees of $12 million and before deducting its estimated offering expenses). If the Company consummates its previously announced recapitalization transactions, the amount of the senior unsecured interim term loans that the Company will be permitted to borrow will be reduced by $300 million, and the net proceeds from the issuance of the Series A Preferred Stock will be applied to prepay existing indebtedness of the Company and to pay associated transaction costs in connection with the recapitalization transactions. If the Company does not consummate the recapitalization transactions, it will use the net proceeds from the issuance of the Series A Preferred Stock, together with cash on hand, to repay a portion of its outstanding senior unsecured indebtedness.

The offers and sales of the Series A Preferred Stock are deemed to be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on Section 4(2) of the Securities Act and Rule 506 promulgated by the SEC under the Securities Act as transactions by the Company not involving a public offering.

The Series A Preferred Stock has an initial liquidation preference of $1,000 per share of Series A Preferred Stock, which is subject to accretion. Holders of Series A Preferred Stock are entitled to receive, when and if declared by the Company's Board of Directors, cash dividends at the rate of 6.50% per annum on the accreted liquidation preference per share, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on July 15, 2006. If the Company is prohibited by the terms of its credit facilities, debt indentures or other debt instruments from paying cash dividends on the Series A Preferred Stock, the Company may pay dividends in shares of its common stock, or a combination of cash and shares of its common stock, if the shares of its common stock delivered as payment are freely transferable by the recipient thereof (other than by reason of the fact that the recipient is the Company's affiliate) or if a shelf registration statement relating to that common stock is effective to permit the resale thereof. Shares of the Company's common stock delivered as dividends will be valued at 95% of their market value. Unpaid dividends will accrete at an annual rate of 8.0% per year for the relevant dividend period and will be reflected as an accretion to the liquidation preference of the Series A Preferred Stock. The Series A Preferred Stock is convertible, at the option of the holder, at any time into shares of the Company's common stock at an initial conversion price of $6.10 per share, which is equal to an approximate conversion rate of approximately 163.9344 shares of common stock per share of Series A Preferred Stock, subject to specified adjustments. On or after July 20, 2011, the Company may cause the shares of Series A Preferred Stock to be automatically converted into shares of the Company's common stock at the conversion rate then in effect if the closing sale price of the Company's common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date the Company gives the notice of forced conversion exceeds 150% of the conversion price of the Series A Preferred Stock. If the Company is subject to a fundamental change, as defined in the Certificate of Designations of the Series A Preferred Stock, each holder of shares of Series A Preferred Stock has the right, subject to certain limitations, to require the Company to purchase any or all of each such holder's shares of Series A Preferred Stock at a purchase price equal to 100% of the accreted liquidation preference, plus any accrued and unpaid dividends to the date of purchase. In addition, if holders of the Series A Preferred Stock elect to convert shares of Series A Preferred Stock in connection with certain fundamental changes, the Company will in certain circumstances increase the conversion rate for such shares of Series A Preferred Stock.

Each holder of Series A Preferred Stock has one vote for each share of Series A Preferred Stock held by the holder on all matters voted upon by the holders of the Company's common stock, as well as voting rights specifically provided for in the Company's restated certificate of incorporation or as otherwise from time to time required by law. In addition, if the Company fails to repurchase shares of Series A Preferred Stock following a fundamental change, then the holders of Series A Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to call a special meeting of the Company's board of directors and, at the special meeting, vote for the election of two additional directors to the Company's board of directors. The term of office of all directors so elected will terminate immediately upon the Company's repurchase of those shares of Series A Preferred Stock.

The Series A Preferred Stock will be, with respect to dividend rights and rights upon liquidation, winding-up or dissolution: 1) senior to all classes of the Company’s common stock and each other class of capital stock or series of preferred stock established after the original issue date of the Series A Preferred Stock (the “Issue Date”), the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock as to dividend rights or rights upon the Company’s liquidation, winding-up or dissolution; 2) on a parity with any class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights or rights upon the Company’s liquidation, winding-up or dissolution; 3) junior to each class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend rights or rights upon the Company’s liquidation, winding-up or dissolution; and 4) junior to all the Company's existing and future debt obligations and other liabilities, including claims of trade creditors.

In connection with the sale of its Series A Preferred Stock, the Company also entered into a Registration Rights Agreement, dated February 28, 2006, with the Purchasers. Under the Registration Rights Agreement, the Company is required to use its reasonable best efforts to file a shelf registration on or prior to the day that is 30 days after it is required under the Securities Exchange Act of 1934, as amended, to file its Report on Form 10-K with the Securities and Exchange Commission for the fiscal year ending December 31, 2006 (giving effect to any extensions under the Exchange Act) and have such registration statement declared effective no later than 180 days after such date registering the Series A Preferred Stock and the common stock issuable upon the conversion of the Series A Preferred Stock, and to use its reasonable best efforts to cause such registration statement to remain effective until the earliest of two years following the Issue Date, the sale of all Series A Preferred Stock and common stock issuable upon the conversion of the Series A Preferred Stock under such registration statement and the date on which all Series A Preferred Stock and common stock issuable upon the conversion of the Series A Preferred Stock cease to be outstanding or have been resold pursuant to Rule 144 under the Securities Act. If the Company fails to comply with any of the foregoing requirements, then, in each case, it will pay additional dividends to all holders of Series A Preferred Stock equal to the applicable dividend rate or accretion rate for the relevant period plus (i) 0.25% per annum for the first 90 days after such registration default and (ii) thereafter, 0.50% per annum.

The Company has agreed to indemnify each of the Purchasers against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which they sell the Series A Preferred Stock or the common stock issuable upon conversion, unless such liability arose from such Purchaser’s misstatement or omission, and each such Purchaser has agreed to indemnify the Company against all losses caused by each such Purchaser's misstatements or omissions. The Company will pay all expenses incident to its performance under the Registration Rights Agreement.

Item 3.02. Unregistered Sales of Equity Securities.

The description of the Company's private placement of 400,000 shares of its Series A Preferred Stock set forth in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSOUTH CORPORATION

By:	/s/ Gregory L. Doody
Name:	Gregory L. Doody
Title:	Executive Vice President, General Counsel and Secretary

Date: March 3, 2006

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated February 28, 2006.